EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE
April 19, 2004

CONTACT: Colleen Lillie
(509)/534-6200

AMBASSADORS GROUP REPORTS LOSS PER SHARE OF $0.22 FOR THE FIRST QUARTER OF 2004

Spokane, WA — April 19, 2004

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced a loss per share of $0.22 in the first quarter of 2004, compared to a loss in the first quarter of 2003 of $0.17 per share. Due to the seasonal nature of Ambassadors’ business, both first and fourth quarters of the year are anticipated to be loss quarters.

Gross receipts increased to $4.1 million in the first quarter of 2004 from $2.6 million in the comparable quarter of 2003. Net revenue was $1.3 million in the first quarter of 2004 compared to $1.0 million in the comparable quarter of 2003. The gross margin for the first quarter of 2004 was 31 percent compared to 40 percent in the comparable quarter one year ago. The 40 percent gross margin in 2003 included a vendor rebate of approximately $0.2 million. Excluding the vendor rebate, the Company’s operating gross margin was approximately 35 percent for the first quarter of 2003. Contributing to the gross margin decrease in the first quarter of 2004 was increased costs associated with securing additional capacity to travel more delegates within the quarter.

Operating expenses increased to $4.9 million in the first quarter of 2004 from $3.9 million in the first quarter of 2003. The $1.0 million increase in operating expenses primarily resulted from two factors. First, planned increases in marketing expenditures for new programs and existing international programs; second, additional personnel costs associated with supporting an expanded enrolled delegate base expected to travel in 2004. As a result of the foregoing, the Company had an operating loss of $3.6 million in the first quarter of 2004 compared to $2.8 million of the previous quarter in 2003.

The Company realized other income of $0.2 million in the first quarters of 2004 and 2003. Other income consists primarily of interest income generated by cash, cash equivalents, and available-for-sale securities (cash). Interest income was comparable quarter over quarter despite higher levels of cash balances quarter over quarter. This resulted from primarily earning a lower rate of return in the first quarter of 2004 compared to first quarter of 2003.

The Company’s cash, cash equivalent and available-for-sale securities balances at March 31, 2004 and 2003 were reported at $98.2 million and $71.7 million, of which $72.7 million and $54.3 million represented participant deposits, respectively. Deployable cash (see definition on final page of the press release) at March 31, 2004 and 2003 was $28.2 million and $20.4 million, respectively.

The Company’s cash, cash equivalent and available-for-sale securities balances at March 31, 2004 and December 31, 2003 were reported at $98.2 million and $67.5 million, of which $72.7 million and $28.2 million represented participant deposits, respectively. Deployable cash (see definition on final page of the press release) at March 31, 2004 and December 31, 2003 was $28.2 million and $32.9 million, respectively.

Jeff Thomas, CEO and President of Ambassadors Group, Inc., stated, “We are pleased to report that our new domestic programs generated over 1,000 delegates in the first quarter of 2004, compared to approximately 100 delegates in the first quarter of 2003. We have built these programs by applying our core marketing and operating competencies to new audiences. These domestic programs provide a hands-on introduction to personal leadership by exploring the government of the United States, as well as its role in the world today.

“Our core international programs are also poised for growth in 2004. Still, today’s world continues to supply us with uncertainty. We continue to improve the communication efforts with enrolled delegates and their families, as well as researching and developing alternative travel plans for our key itineraries. We are adjusting to world events on an almost daily basis.”

Ambassadors Group Inc. will host a conference call to discuss first quarter 2004 results of operations on Tuesday, April 20, 2004 at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing (888) 396-2356, then entering the pass code: 50795254. The conference call may also be joined via the Internet at www.AmbassadorsGroup.com/EPAX. For post-view access, parties may dial (888) 286-8010 with the pass code of 34857537 and follow the prompts, or visit the www.AmbassadorsGroup.com/EPAX Web site. Post-view dial-in access will be available beginning April 20, 2004 at 10:30 a.m. until April 27, 2004 at 10:30 a.m. Post-view Webcast access will be available following the conference call through July 15, 2004.

Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in domestic and international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. The Company is headquartered and located in Spokane, Washington.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance, the reasons for variances between quarter-to-quarter results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release, and could involve risks the war with Iraq, international unrest, outbreak of disease, conditions in the travel industry, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to Ambassadors Group, Inc., 10K filed on March 12, 2004.

The following summarizes the Company’s financial information for the quarters ended March 31, 2004 and 2003 (in thousands, except per share amounts):

	UNAUDITED
	Quarter ended March 31,
	2004	2003
Gross program receipts	$4,099	$2,600
Net revenue	$1,260	$1,037
Operating expenses:
Selling and tour promotion	3,696	2,905
General and administration	1,162	954

Total operating expenses	4,858	3,859
Operating loss	(3,598)	(2,822)
Other income, net	203	222
Loss before income tax benefit	(3,395)	(2,600)
Income tax benefit	1,154	884

Net loss	$(2,241)	$(1,716)

Loss per share — basic and diluted	$(0.22)	$(0.17)

Weighted average shares outstanding — basic and diluted	10,017	9,881

The Company has a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar program marketing.

The following summarizes the Company’s balance sheets as of March 31, 2004, March 31, 2003 and December 31, 2003 (in thousands):

	UNAUDITED		AUDITED
	March 31,		December 31,
	2004	2003	2003
Assets
Cash and cash equivalents	$55,006	$49,661	$33,641
Restricted cash equivalents	12	12	12
Available-for-sale securities	43,218	22,043	33,872
Foreign currency exchange contracts	4,689	2,480	5,209
Prepaid program cost and expenses	8,796	5,410	1,608
Other current assets	1,400	961	233

Total current assets	113,121	80,567	74,575
Property and equipment, net	3,376	1,772	2,966
Deferred income tax	1,639	1,687	1,664
Other assets	115	234	116

Total assets	$118,251	$84,260	$79,321

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$1,899	$2,406	$4,435
Participants’ deposits	72,709	54,297	28,220
Deferred tax liability	1,517	786	1,690
Other current liabilities	4,177	—	3,575

Total current liabilities	80,302	57,489	37,920
Capital Lease, long term	563	—	592

Total Liabilities	80,865	57,489	38,512

Stockholders’ equity	37,386	26,771	40,809

Total liabilities and stockholders’ equity	$118,251	$84,260	$79,321

The following summarizes the Company’s deployable cash* as of March 31, 2004, March 31, 2003, and December 31, 2003 (in thousands):

	UNAUDITED		AUDITED
	March 31,	March 31,	December, 31
	2004	2003	2003
Cash, cash equivalents and available-for-sales equivalents	$98,224	$71,704	$67,525
Prepaid program cost and expenses	8,796	5,410	1,608
Less: Participants’ deposits	(72,709)	(54,297)	(28,220)
Less: Accounts payable/accruals/other liabilities	(6,076)	(2,406)	(8,010)

Deployable cash	$28,235	$20,411	$32,903

* - Deployable cash is a non-GAAP (generally accepted accounting principles) liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available for sale securities and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), participant deposits and the current portion of long-term capital lease. Management believes this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities and is presented as supplementary information to enhance the readers understanding of, and highlight trends in, the Company’s financial position. Any non-GAAP financial measure used by the Company should not be considered in isolation or as a substitute for measures of performance or liquidity prepared in accordance with GAAP.